Exhibit 10.2
FIRST AMENDMENT TO PURCHASE AGREEMENT
     THIS FIRST AMENDMENT is made and entered into and effective as of the 28th day of April, 2006, by and among SHELTON DEVELOPMENT COMPANY, L.L.C., a Louisiana limited liability company (“SDC”), SHELTON DEVELOPMENT CO – MEMPHIS, LLC, a Louisiana limited liability company qualified and registered to do business in the State of Tennessee (f/k/a “Shelton Development Company-Bastrop, L.L.C.”) (“Memphis LLC”), SHELTON DEVELOPMENT COMPANY – NASHVILLE, LLC, a Louisiana limited liability company qualified and registered to do business in the State of Tennessee (“Nashville LLC”), and SHELTON DEVELOPMENT COMPANY – MISSISSIPPI, LLC, a Louisiana limited liability company qualified and registered to do business in the State of Mississippi (f/k/a “Shelton Development Company-Horn Lake, L.L.C.”) (“Mississippi LLC”) (SDC, Memphis LLC, Nashville LLC and Mississippi LLC are hereinafter sometimes referred to jointly and severally, as “Seller”), MICHAEL A. SHELTON, a Louisiana resident (“Michael”) and MELISSA KAY SHELTON, a Louisiana resident (“Melissa”) (Melissa and Michael are hereinafter sometimes referred to jointly and severally as a “Principal” or “Principals”), and AFC ENTERPRISES, INC., a Minnesota corporation (“Purchaser”).
W I T N E S S E T H:
     WHEREAS, Seller and Purchaser entered into that certain Asset Purchase Agreement (the “Agreement”) regarding thirteen (13) Popeyes Restaurants dated as of April 3, 2006; and
     WHEREAS, Seller and Purchaser desire to amend the Agreement in certain respects,
     NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, Seller and Purchaser hereby mutually agree as follows:
     1. Defined Terms. All terms not otherwise defined herein shall have the same meaning set forth in the Agreement.
     2. New Party. The parties have discovered that SDC is the title owner of the real estate commonly known as 1188 Murfreesboro Pike, Nashville, TN and 1105 W. Poplar Ave., Collierville, TN and as such is now a party hereto as a Seller under the Agreement.
     3. Minimum Base Rent Allocation. Initially, the Minimum Base Rent shall continue without allocation and Rider 1 attached hereto shall be attached to the Leases for the Seller Owned Premises. Within ninety (90) days after the date hereof, Purchaser shall provide Seller with the Minimum Base Rent allocation in the form of FA Schedule 2 attached hereto and made a part hereof and a new Rider 1 to each Lease. Upon such delivery, the Leases shall be deemed amended to delete Rider 1 as attached hereto and to insert the new Rider 1 in lieu thereof.
     4. Purchase Price Allocation. The original Schedule 2(c) attached to the Agreement is deleted and Schedule 2(c) attached hereto is hereby inserted in lieu thereof. Seller understands and acknowledges that Purchaser has not received or completed all of it valuations and has provided the Purchase Price allocations on the best information it has available to date. Accordingly, Purchaser shall have ninety (90) days after the Closing Date to adjust and correct the Purchase Price allocations and replace Schedule 2(c) by notice to Seller, whereupon the Agreement shall be deemed amended by inserting such subsequently adjusted Schedule 2(c) in lieu of the existing schedule.
     5. Assumed Debt. (a) The approximate amount “$5,000,000” is deleted from Section 2(a) of the Agreement and the approximate amount “$3,300,000” is inserted in lieu thereof.
          (b) Seller’s debt to AMRESCO Commercial Finance, LLC, shall be paid in full by Seller and satisfied at Closing. Purchaser shall pay Seller $216,272.73 for the yield maintenance fee for loan number 401004989, plus $83,727.27 for the yield maintenance fee for loan number 401004856, less $38,000 by agreement of the parties and representing Seller’s share of additional costs to Purchaser in connection with the AMRESCO payoff (a total of $262,000) at Closing. Accordingly, Schedule 5 of the Agreement is deleted in its entirety and Schedule 5 attached hereto is inserted in lieu thereof.
          (c) Section 5, clause (ii) of the Agreement is amended by deleting “and AMRESCO” and inserting “(DBNC Peach I Trust)” in lieu thereof.
     6. Site Acquisition Agreement. All references in the Agreement to “Build-to-Suit Agreement” (whether or not capitalized), shall be deemed to be a reference to the Site Acquisition Agreement referenced in Section 3(d) of the Agreement, as amended hereby. Section 3(d) of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:
     (d) At Closing, the parties shall execute and deliver the “Site Acquisition Agreement” in the form attached hereto and made a part hereof as FA Schedule 6.
     7. Assumed Contracts. The original Schedule 1(ii) attached to the Agreement is deleted and Schedule 1(ii) attached hereto is hereby inserted in lieu thereof. All payments of partnership funds, advanced marketing or operations funds, price reinvestment funds or other funds (“Coke Payments”) paid by The Coca Cola Company or its division or affiliate (“TCCC”) to any Seller or Purchaser attributable to the Sale Restaurants for the period of December 31, 2005 through December 31, 2006 (such period being hereinafter referred to as the “Coke Proration Period”) shall be prorated between Seller and Purchaser as of the Closing Date as follows: Purchaser shall be entitled to an amount equal to a fraction of the Coke Payments, the numerator of which is the number of days from, including and after the Closing Date through December 31, 2006 and the denominator of which is 365. For example, the parties anticipate that the Coke Payments attributable to the Coke Proration Period will be $165,732. If the Closing Date is May 1, 2006, then Purchaser shall be entitled to sixty seven percent (67%) of the Coke Payments, i.e., $111,040.44 (244/365). Any payments made by TCCC on or after the Closing Date but attributable to the Coke Proration Period shall also be prorated accordingly. If any Coke Payments are made to any Seller after the Closing Date, such Seller shall immediately deliver same to Purchaser and if any such Coke Payments are allocable to the Coke Proration Period, Purchaser shall refund Seller’s proportionate share. If Purchaser receives any Coke Payments after the Closing Date that are attributable to the Coke Proration Period, then Purchaser shall prorate such funds and remit them to Seller. Any payments made by TCCC attributable to periods after December 31, 2006 shall belong solely to Purchaser.
     8. Employee List. The original Schedule 9(r) attached to the Agreement is deleted and Schedule 9(r) attached hereto is hereby inserted in lieu thereof. Purchaser will pay all eligible employees the second quarter bonus that such employees would have been entitled to if they had remained employed by Seller. The parties agree to prorate such bonus amount as of the Closing Date, outside of Closing, and Seller shall reimburse Purchaser for its share.
     9. Additional Credits. At Closing, Purchaser shall receive the following credits against the Purchase Price: $107,000.00 for deferred maintenance items; $14,407.00 for royalties (the “Royalty Amount”). After Closing, the parties will in good faith review the sales reports, tax and other substantiating information regarding the Royalty Amount and will adjust the Royalty Amount based on the findings of such review.
     10. Holdback. Section 2(a) of the Agreement is amended by deleting “$500,000” and inserting “$450,000” in lieu thereof and by deleting “$250,000” in each of the two instances it appears and by inserting “$225,000” in lieu thereof.
     11. Closing; Inventory Date. Section 2(b) of the Agreement is modified and amended so that the Closing Date and the Effective Date shall be the same day and Purchaser is deemed to own the Sales Restaurants on that date. The parties anticipate that the Closing Date and Effective Date will be May 1, 2006. Accordingly, all items of income and expense allocable to the Closing Date shall be allocated to Purchaser and all items of income and expense allocable to periods prior to the Closing Date shall be allocated to Seller. Section 6 of the Agreement is modified and amended so that the Inventory Date will be the day immediately preceding the Closing Date. For example, if the Closing Date is Monday, May 1, 2006, then the Inventory audit shall occur at the close of business on Sunday, April 30, 2006 and that date shall be the Inventory Date.
     12. Survey Indemnity. (a) Purchaser’s due diligence has revealed possible title and/or survey issues and discrepancies related to the Premises commonly known as 914 Jefferson Street, Nashville, TN (“Title Issues”). To induce Purchaser to proceed with Closing, Seller shall indemnify, defend and hold Purchaser harmless from and against any and all loss, claim, cost, diminution in value or expense arising in connection with any Title Issues with respect to such Premises, including without limitation, additional costs incurred after the date hereof to further investigate, mitigate or resolve such Title Issues. Such indemnity shall survive the Closing.
     (b) In the event Purchaser determines that the Title Issues are either not readily resolvable or materially interfere with the conduct of Purchaser’s business at the Premises or adversely affect the value of the Sale Restaurant #9926 located thereon, Purchaser shall have the right to (i) terminate the Lease at the Premises upon no less than fifteen (15) days prior written notice and (ii) require Seller to purchase Sale Restaurant #9926 from Purchaser on such Lease termination date for $1,129,220, including the same, similar or better furniture, fixtures and equipment as existing on the Closing Date, pursuant to a bill of sale in substantially the same form as the bill of sale attached to the Agreement as Exhibit G, modified to reflect the different parties and with a limited warranty subject to all matters arising prior to the Closing Date. Purchaser’s right to terminate the Lease and require Seller to re-purchase the Sale Restaurant shall expire and be of no further force or effect on that date which is ninety (90) days after the Closing Date, unless mutually extended by the parties.
     13. Ratification; Miscellaneous. Except as amended hereby, the Agreement is hereby ratified by the parties hereto and remains in full force and effect. This First Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Communication of execution and acceptance of this First Amendment may also be made by facsimile transmission.
     IN WITNESS WHEREOF, each of Seller and Purchaser have caused this Agreement to be executed and delivered by its duly authorized officers and members, all as of the day and year first above written.

SELLER :

SHELTON DEVELOPMENT COMPANY, L.L.C.

By:	/s/ Michael A. Shelton	(SEAL)

Michael A. Shelton, Member

SHELTON DEVELOPMENT CO – MEMPHIS, LLC

By:	/s/ Michael A. Shelton	(SEAL)

Michael A. Shelton, Member

SHELTON DEVELOPMENT COMPANY – NASHVILLE, LLC

By:	/s/ Michael A. Shelton	(SEAL)

Michael A. Shelton, Member

SHELTON DEVELOPMENT COMPANY – MISSISSIPPI, LLC

By:	/s/ Michael A. Shelton	(SEAL)

Michael A. Shelton, Member

PRINCIPALS :

	/s/ Michael A. Shelton	(SEAL)

MICHAEL A. SHELTON

	/s/ Melissa Kay Shelton	(SEAL)

MELISSA KAY SHELTON

PURCHASER :

AFC ENTERPRISES, INC.

By:	/s/ Peter Ward

Its:	Vice President

FIRST AMENDMENT ATTACHMENT LIST
Rider 1 – Interim Aggregate Minimum Base Rent Schedule
FA Schedule 2 – Rent Allocation per Site
Schedule 2(c) – Purchase Price Allocation
Schedule 5 – Assumed Debt
FA Schedule 6 – Site Acquisition Agreement
Schedule 1(ii) – Assumed Contracts
Schedule 9(r) – Employee List